EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated January 31, 1998 by and between Ithaca Industries, Inc. (the "Company") and Richard P. Thrush (the "Executive").

         WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

         WHEREAS, Executive desires to accept such employment and enter into such an agreement;

         WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this agreement; and

         WHEREAS, Executive is willing to accept and continue his employment on the terms hereinafter set forth in this agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Subject to the provisions of Section 9 of this Agreement, Executive shall be employed by the Company for a period commencing on February 9, 1998 (the "Effective Date") and ending on February 8, 2000 (the "Employment Term"). The Employment Term shall be automatically extended for successive one year periods unless the Company provides the Executive with written notice, in accordance with Section 9(e) hereof, at least 30 days prior to
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the end of the Employment Term that it does not wish to extend the Employment
Term. If the Company elects not to extend the Employment Term, the Executive shall be entitled to terminate his employment as of the end of the Employment Term and such termination shall be treated as the Executive were terminated without Cause on the last day of the Employment Term.

         2. Position.

                  (a) Executive shall serve as the Company's Senior Vice President of Finance and Administration, Secretary and Chief Financial Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the Company and the Executive shall report directly to the Chief Executive Officer.

                  (b) During the Employment Term, Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

                  (c) Executive shall be based at the Company's offices in Wilkesboro, North Carolina and will live within a one-hour (approximately 40 mile) radius of such office.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $250,000, payable in regular bi-monthly installments in accordance with the Company's usual
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payment practices. Executive shall be entitled to such increases in his Base
Salary, if any, as may be determined from time to time in the sole discretion of the Board.

         4. Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award of up to fifty percent (50%) of the Executive's Base Salary. The amount of the bonus, if any, awarded to Executive in any year (the "Bonus"), shall be based upon the achievement of annual performance targets established by the Executive and the Chief Executive Officer within the first three months of each fiscal year during the Employment Term.

         5. Equity Arrangements. You will be granted stock options for 85,000 shares of common stock under the Ithaca Industries, Inc. 1996 Long Term Stock Incentive Plan which terms shall be set forth in an individual award agreement, substantially in the form set forth on Exhibit I hereto.

         6. Employee Benefits. During the Employment Term, Executive shall be provided employee benefits, including but not limited to health insurance, short term and long term disability insurance and participation in the Company's 401(k) Plan (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be provided with four weeks of paid vacation per year.

         7. Business Expenses and Perquisites. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder and submitted to the Company in writing shall be reimbursed by the Company in accordance with Company policies. During the Employment Term, the Executive shall be entitled to full time use of an automobile provided by the
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Company, at the Company's expense, and shall be reimbursed for all reasonable expenses in connection with the use or operation of such automobile.

         8. Moving Expenses. The Company agrees to reimburse Executive for all reasonable costs and expenses incurred in connection with Executive's relocation to Wilkesboro, including the cost of a reasonable number of house-hunting trips for Executive and his spouse. In addition, the Company will reimburse Executive for reasonable brokerage fees in connection with the sale of his current principal residence and will pay the Executive an additional amount equal to two weeks' Base Salary for incidental moving expenses. All amounts payable under this Section 8 will be net of all federal, state and local income taxes.

         9. Termination. Notwithstanding any other provision of this Agreement:

                  (a) For Cause by the Company. The Employment Term and Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of this Agreement, Cause shall mean (i) Executive's engagement in misconduct which is materially injurious to the Company or its affiliates, (ii) Executive's continued failure to substantially perform his duties hereunder,
(iii) Executive's repeated dishonesty in the performance of his duties hereunder, (iv) Executive's commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates or (y) crime involving moral turpitude or (v) Executive's breach of Sections 10 or 11 hereof. If Executive is terminated for Cause, he shall be entitled to receive his Base Salary through the date of termination. Upon termination of Executive's employment
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for Cause pursuant to this Section 9(a), the Executive shall have no further rights to any compensation (including any Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment pursuant to this Subsection 9(a) shall be determined in accordance with the plans, policies and practices of the Company.

                  (b) Disability or Death. The Employment Term and Executive's employment hereunder shall terminate upon his death and if Executive becomes disabled, as defined under the Company's long term disability plan, or if there is no such plan in effect, if the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) months in any twelve (12) consecutive month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

         Upon termination of Executive's employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall be entitled to receive his Base Salary through February 8, 2000 and a pro rata portion of any Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in
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the year of Executive's termination of employment, payable when such Bonus would have otherwise been payable had the Executive's employment not terminated, provided, that the amount such Bonus shall be reduced by the aggregate amount of any payments received, or to be received, under any death benefit or disability policies of the Company.

         Upon termination of Executives employment due to Disability or death pursuant to this Section 9(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive's termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

                  (c) Without Cause by the Company. The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause. If Executive's employment is terminated by the Company without Cause (other than by reason of Disability or death), Executive shall (i) continue to receive his Base Salary for one year following such termination of employment (the "Severance Period"), and (ii) be entitled to continue to participate in the Company's medical plan or receive substantially comparable benefits ("Continued Medical Coverage") during the Severance Period, subject to continued compliance with Sections 10 and 11 hereof, and subject to Section 13(f) hereof. The Continued Medical Coverage shall be in lieu of coverage otherwise available to Executive during the Severance Period under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any other applicable continuation of coverage laws and such Continued Medical Coverage shall be contingent on the execution by Executive and
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Executive's spouse of any waivers of COBRA that the Company may reasonably request. Upon termination of Executive's employment by the Company without Cause pursuant to this Section 9(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

                  (d) Termination by Executive. The Employment Term and Executive's employment hereunder may be terminated by Executive for any reason. Such termination shall be treated for all purposes as a termination for Cause pursuant to Section 9(a) and the provisions of Section 9(a) shall apply to such termination.

                  (e) Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         10. Non-Competition. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                  (i) During the Employment Term and until the later of (i) one year following the date the Executive ceases to be employed by the
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         Company and (ii) the expiration of the Severance Period (the
         "Restricted Period"), the Executive will not directly or indirectly,
         (i) engage in any business for the Executive's own account which is principally engaged in the hosiery or underwear business or any other business which competes with the business of the Company or any affiliate of the Company (the "Company Affiliates"), (ii) enter the employ of, or render any services to, any person who is principally engaged in the hosiery or underwear business or any other business which competes with the business of the Company or the Company Affiliates (the "Competitive Businesses"), (iii) acquire a financial interest in, or otherwise become actively involved with, any person who is principally engaged in any Competitive Businesses, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company or the Company Affiliates.

                  (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the Competitive Businesses which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such person.
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                  (iii) During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee's employment with the Company or the Company Affiliates.

                  (iv) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

                  (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable,
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such finding shall not affect the enforceability of any of the other restrictions contained herein.

         11. Confidentiality. Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
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         12. Specific Performance. Executive acknowledges and agrees that the
Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         13. Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
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                  (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  (e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                  (f) Mitigation. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement during the second six months of the Severance Period by seeking other employment, taking into account the provisions of Section 10 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates or subsidiaries from the date Executive's employment hereunder is terminated until the end of the Severance Period, the amounts paid to Executive during the second six months of the Severance Period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash compensation earned by Executive during such period as a result of Executive's performing such services, provided, however, that if Executive becomes
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employed by another employer at any time during the Severance Period and becomes covered under such new employer's medical plan, the Executive shall immediately inform the Company and the Continued Medical Coverage shall immediately cease and the Company will have no further obligation to provide the Continued Medical Coverage.

                  (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                  (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  (i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
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                  (j) Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                         /s/ Richard P. Thrush
                                         ---------------------
                                         Richard P. Thrush
                                         2105 Graywalsh Drive
                                         Wilmington, NC  28405


                                         ITHACA INDUSTRIES, INC.

                                         By: /s/ Jim D. Waller
                                         ---------------------
                                         Title: President
                                         Highway 268 W.
                                         P.O. Box 620
                                         Wilkesboro, NC 28597